TEXTRON	Exhibit 99
	Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne - 401-457-3606 Bill Pitts - 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon - 401-457-2362
Textron Reports Higher Second Quarter Revenues, Earnings and Cash Flow Revenues Up 26 Percent Segment Profit Up 37 Percent

Providence, Rhode Island - July 21, 2005 - Textron Inc. (NYSE: TXT) today reported second quarter earnings per share of $0.89, compared to $0.71 per share a year ago. Second quarter 2005 net income included a $0.30 per share impairment charge related to Textron's preferred shares of Collins & Aikman, which declared bankruptcy in May.

Revenues in the quarter were $3.2 billion, up over 26 percent from last year, primarily driven by double-digit gains at Bell and Cessna. Segment profit climbed to $317 million, up 37 percent from last year's level.

Net income in the quarter was $123 million compared to $100 million a year ago.

"Overall, we achieved another solid quarter with particularly strong results in our aircraft, defense and finance businesses. Textron is primed for growth, both near-term and through the rest of the decade," said Textron Chairman, President and CEO, Lewis Campbell. "Our new products are contributing to strong organic growth and our enterprise management initiatives continue to drive improved performance."

Year-to-date manufacturing cash flow from continuing operations was $452 million, compared to $435 million last year, resulting in free cash flow of $320 million, compared to $317 million last year.

Outlook

Based upon continued strength from operations, and continued progress on Transformation initiatives, Textron expects that full-year earnings per share will be between $3.75 and $3.95, with a third quarter earnings expectation of between $0.85 and $0.95 per share. Full-year guidance has been adjusted solely as a result of the Collins & Aikman impairment noted above.

The company adopted the new accounting rules for expensing options and other stock-based compensation in the first quarter of 2005. Correspondingly, the company's second quarter results included $0.02 per share for this cost. The full-year outlook includes an approximate $0.09 per share impact.

In order to support continued organic growth, the company has increased its estimate for capital expenditures for 2005 by $65 million to approximately $425 million. In addition, the company now expects manufacturing cash flow from continuing operations will be $900 million to $1.0 billion. The company continues to expect free cash flow of $500 million to $600 million.

"We are focused on delivering superior shareholder value - both this year and beyond, as we invest in opportunities for future organic growth, while simultaneously reducing our costs through our enterprise management initiatives," Campbell added.

Second Quarter Segment Analysis

Bell

Bell segment revenues increased $199 million, while profit was up $12 million. U.S. Government revenues were higher reflecting greater V-22 revenue and higher volume of armored security vehicles. Commercial revenues increased primarily due to higher helicopter volume and higher spare parts sales partially offset by lower international military sales.

Segment profit was up primarily due to the higher volumes, partially offset by an unfavorable sales mix.

Backlog at Bell Helicopter ended the quarter at $2.8 billion, essentially flat with the end of the first quarter.

Cessna

At Cessna, revenues grew $410 million due to higher Citation jet, single-engine, Caravan, and used aircraft volume, and the consolidation of CitationShares.

Profit increased $77 million primarily due to the higher volumes and pricing, partially offset by inflation.

Cessna's continued strong order intake resulted in an increase to backlog of nearly $300 million during the quarter, yielding an ending level of $5.8 billion for unaffiliated customers, plus an additional $610 million in orders from CitationShares.

Fastening Systems

Fastening Systems revenues were up $27 million as a result of higher pricing and favorable foreign exchange, offset by lower volume, primarily due to soft demand in automotive markets.

Profits were down $13 million, primarily due to lower volumes, new plant ramp-up costs, and general inflation. Improved pricing compensated for higher steel costs.

Industrial

Industrial segment revenue increased by $19 million and profit was up $1 million. The increase in revenues was primarily due to higher volume at E-Z-GO, Fluid & Power and Greenlee, favorable foreign exchange and higher pricing, partially offset by lower volume at Kautex and Jacobsen.

The slight increase in profit resulted from improved cost performance and better pricing, partially offset by inflation and lower volume at Kautex and Jacobsen.

Finance

The Finance segment revenues increased $10 million, while profit increased $8 million. The increase in revenues was primarily due to higher average finance receivables, partially offset by lower other income.

The increase in profit reflected a lower provision for loan losses resulting from continued improvement in portfolio quality, partially offset by lower net interest margin.

Conference Call Information

Textron will host a conference call today, July 21, 2005, at 9:00 a.m. to discuss the company's results and outlook. The call will be available via webcast at www.textron.com or by direct dial at 888-423-3281 in the U.S. or 651-224-7582 outside of the U.S. (request the Textron Earnings Conference).

The call will be recorded and available for playback beginning at 12:30 p.m. Eastern time on Thursday, July 21, 2005 by dialing 320-365-3844; Access Code: 772172.

Textron Inc. is a $10 billion multi-industry company with 44,000 employees in 40 countries. The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Jacobsen, Kautex, Lycoming, E-Z-GO and Greenlee, among others. More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this report and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: [a] the extent to which Textron is able to achieve savings from its restructuring plans; [b] uncertainty in estimating the amount and timing of restructuring charges and related costs; [c] changes in worldwide economic and political conditions that impact interest and foreign exchange rates; [d] the occurrence of work stoppages and strikes at key facilities of Textron or Textron's customers or suppliers; [e] Textron's ability to perform as anticipated and to control costs under contracts with the U.S. Government; [f] the U.S. Government's ability to unilaterally modify or terminate its contracts with Textron for the Government's convenience or for Textron's failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar Textron as a contractor eligible to receive future contract awards; [g] changes in national or international funding priorities and government policies on the export and import of military and commercial products; [h] the adequacy of cost estimates for various customer care programs including servicing warranties; [i] the ability to control costs and successful implementation of various cost reduction programs; [j] the timing of certifications of new aircraft products; [k] the occurrence of slowdowns or downturns in customer markets in which Textron products are sold or supplied or where Textron Financial offers financing; [l] changes in aircraft delivery schedules or cancellation of orders; [m] the impact of changes in tax legislation; [n] the extent to which Textron is able to pass raw material price increases through to customers or offset such price increases by reducing other costs; [o] Textron's ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; [p] Textron's ability to realize full value of receivables and investments in securities; [q] the availability and cost of insurance; [r] increases in pension expenses related to lower than expected asset performance or changes in discount rates; [s] Textron Financial's ability to maintain portfolio credit quality; [t] Textron Financial's access to debt financing at competitive rates; [u] uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; [v] performance of acquisitions; and [w] the efficacy of research and development investments to develop new products.

TEXTRON INC.
REVENUES AND INCOME BY BUSINESS SEGMENT
THREE AND SIX MONTHS ENDED JULY 2, 2005 AND JULY 3, 2004
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
REVENUES	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
MANUFACTURING:
Bell	$786	$587	$1,402	$1,094
Cessna	910	500	1,623	918
Fastening Systems	521	494	1,042	991
Industrial	824	805	1,624	1,586
	3,041	2,386	5,691	4,589
FINANCE	147	137	288	271
Total revenues	$3,188	$2,523	$5,979	$4,860
PROFIT
MANUFACTURING:
Bell	$83	$71	$158	$123
Cessna	121	44	208	66
Fastening Systems	11	24	5	44
Industrial	58	57	113	105
	273	196	484	338
FINANCE	44	36	77	67
Segment profit	317	232	561	405
Special charges (a)	(44)	(17)	(104)	(69)
Corporate expenses and other, net	(50)	(36)	(91)	(71)
Interest expense, net	(23)	(25)	(47)	(50)
Income from continuing operations before income taxes	200	154	319	215
Income taxes (b)	(70)	(45)	(110)	(65)
Income from continuing operations	130	109	209	150
Discontinued operations, net of income taxes:
Results of operations	-	(9)	-	(13)
(Loss) gain on disposition (c)	(7)	-	40	-
Net income	$123	$100	$249	$137
Earnings per share:
Income from continuing operations	$0.94	$0.78	$1.51	$1.07
Discontinued operations, net of income taxes:
Results of operations	-	(0.07)	-	(0.10)
(Loss) gain on disposition (c)	(0.05)	-	0.29	-
Net income	$0.89	$0.71	$1.80	$0.97
Average diluted shares outstanding	137,582,000	140,287,000	137,948,000	140,316,000

(a)     The pre-tax profit and after-tax EPS impact of special charges are summarized in the tables below:

	Three Months Ended				Six Months Ended
	July 2, 2005		July 3, 2004		July 2, 2005		July 3, 2004
	Pre-tax	EPS	Pre-tax	EPS	Pre-tax	EPS	Pre-tax	EPS
Restructuring	$ (5)	$ (0.02)	$ (17)	$ (0.07)	$ (13)	$ (0.07)	$ (81)	$ (0.41)
Gain on sale of investment	-	-	-	-	-	-	12	0.06
Investment impairment	(39)	(0.30)	-	-	(91)	(0.61)	-	-
Total
	$ (44)	$ (0.32)	$ (17)	$ (0.07)	$ (104)	$ (0.68)	$ (69)	$ (0.35)

(b)    The items included in the quarterly and year-to-date 2005 income tax rates are summarized in the tables below:

	Three Months Ended July 2, 2005				Six Months Ended July 2, 2005
	Pre-tax	Taxes	Net	Tax Rate	Pre-tax	Taxes	Net	Tax Rate
Income from continuing operations before investment impairment	$ 239	$ (67)	$ 172	28.0%	$ 410	$ (116)	$ 294	28.3%
Investment impairment	(39)	(3)	(42)	(7.7%)	(91)	6	(85)	6.6%
Income from continuing operations	$ 200	$ (70)	$ 130	35.0%	$ 319	$ (110)	$ 209	34.5%

(c)     Items related to the sale of the InteSys business.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	July 2, 2005	January 1, 2005
Assets
Cash and cash equivalents	$ 584	$ 605
Accounts receivable, net	1,315	1,211
Inventories	1,846	1,742
Other current assets	554	581
Net property, plant and equipment	1,842	1,922
Other assets	2,891	3,047
Assets of Discontinued operations	27	29
Textron Finance assets	6,862	6,738
Total Assets	$ 15,921	$ 15,875

Liabilities and Shareholders' Equity
Current portion of long-term debt and short-term debt	$ 24	$ 433
Other current liabilities	2,561	2,542
Other liabilities	2,170	2,187
Long-term debt	1,681	1,358
Textron Finance liabilities	5,881	5,703
Total Liabilities	12,317	12,223

Total Shareholders' Equity	3,604	3,652
Total Liabilities and Shareholders' Equity	$ 15,921	$ 15,875

Textron Inc.

Calculation of Free Cash Flow

(Dollars in millions)

	Second Quarter		June Year-to-Date		Full Year
	2005 Actual	2004 Actual	2005 Actual	2004 Actual	2005 Outlook	2004 Actual
Net cash provided by operating activities of continuing operations	$328	$264	$452	$435	$900 - 1,000	$973
Capital expenditures and lease additions	(80)	(72)	(143)	(145)	(425)	(334)
Proceeds on sale of fixed assets	9	15	11	27	25	46
Free cash flow	$257	$207	$320	$317	$500 - 600	$685

2005 Full Year Return on Invested Capital

Based on a Full Year $3.85 EPS

(Dollars in millions)

ROIC Income	2005 Mid-Point
Net income	$531
Amortization of intangible assets, net of income taxes	2
Interest expense, net of taxes	57
Interest cost on accrued postretirement benefits other than pensions, net of income taxes	24
ROIC Income	$614

Invested Capital
Average shareholders' equity	$3,762
Average Textron Manufacturing debt	1,754
Average cash and cash equivalents of Textron Manufacturing	(739)
Average accrued postretirement benefits other than pensions, net of income taxes	353
Average Invested Capital	$5,130

Return on Invested Capital	12%